EXHIBIT 10.2

CalAmp Logo


December 8, 2004



Mr. Steven A. L'Heureux
34 Groveside Drive
Aliso Viejo, CA  92656


Re:   Employment Offer

Dear Steven,

On behalf of CalAmp Corp, I am very pleased to offer you employment as President of our Solutions Division located in San Diego, California. Your employment will begin on Tuesday, December 14, 2004, or as soon thereafter as mutually agreed. You will report directly to me, President and Chief
Executive Officer of CalAmp Corp.   This offer includes a competitive
compensation and benefits package as follows:

* You will be employed as an exempt, salaried employee with a starting biweekly salary of $9,038.46 ($235,000 annualized), less payroll deductions and all required withholdings.

* Salary increases based on merit during subsequent years of employment may be granted in the sole discretion of CalAmp's Compensation Committee and will be based on overall employee and company performance.

* You will be eligible to receive a discretionary bonus for fiscal year ending February 28, 2005. Bonus payments are payable within 30 days of completion of our annual audit and subject to board approval.

* You will be eligible to receive a bonus payment of up to 60% of your base
  salary for fiscal year ending February 28, 2006.   Payment of any bonus
  amounts will be dependent upon meeting specific performance objectives. Bonus payments are payable within 30 days of completion of our annual audit and subject to board approval.

* You will be recommended to receive 100,000 non-qualified stock options under the Company's 2004 Stock Incentive Plan at the next meeting of the Compensation Committee. Stock options vest in 25% increments over a four-year period from the date of grant.

* Relocation allowance not to exceed $25,000. Relocation payments /reimbursements are subject to applicable federal and state income taxes, and payment of such taxable expenses will be reflected as additional wages on your year-end W-2 wage statement. In general, non-taxable payments include the transportation and storage of household goods and personal items as well as travel and lodging payments for expenses of moving from old home to new home. Taxable items generally consist of all other payments, including meals.

* Access to, and use of, corporate apartment in Del Mar area for up to 9 months.

* Reimbursement of real estate broker fees not to exceed $100,000. Payment of any reimbursement will be taxable income to you for the calendar year in which payment is received and will be reflected as additional wages on your year-end W-2 wage statement. Criteria for receiving this reimbursement

   - Sale of current primary residence must be completed no earlier than six months and no later than 18 months from date of hire and you must be an active employee in good standing.

   - Primary residence must be located within 30 miles of CalAmp's Solutions Division San Diego facility located on High Bluff Drive in Del Mar, California and purchase of this residence must be completed within 18 months from date of hire.

* Upon completion of your initial six months of continuous employment, the Company and you will jointly develop an employment agreement appropriate for your position, experience and contribution to the Company.

* Participation in CalAmp's Solutions Division group benefit plans effective January 1, 2005 -
  * Medical with Blue Cross of California
  * Dental with Delta Dental
  * Vision with Vision Service Plan
  * Executive Medical Expense Reimbursement Plan
  * Flexible Spending Accounts for medical and dependent care expenses.
  * Life/ AD&D insurance
  * Long Term Disability insurance
  * Eight Paid Holidays
  * Paid Vacation Plan
  * In addition to the plans listed above, AFLAC plans are available for purchase.

Please be aware that this document is not an employment contract and should not be construed or interpreted as creating an implied or expressed guarantee of continued employment. The employment relationship at CalAmp Corp. is by mutual consent of you and the Company ("employment at will"). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, CalAmp reserves the right to terminate your employment at any time and for any reason.

This offer is contingent upon receiving satisfactory results of your personal background, character, professional standing, work history and qualifications. This background check includes the verification of the information you provided us on your resume and Employment Application. Failure to meet verification requirements will result in the rescission of this offer.

As a condition of employment, all new and returning employees must execute the following Cal Amp Corp. agreements:
* Arbitration Agreement
* Confidential, Company Property and Non-Solicitation Agreement
* At-Will Employment Agreement,
* Policy on Avoidance of Insider Trading
* Code Of Conduct and Business Ethics
* Conflict of Interest

On your first day of employment you will be asked to read and sign an Employee Acknowledgement, which affirms your understanding and receipt of the foregoing.

If you are subject to a non-solicitation or non-competition obligation or agreement with a former employer, this offer is contingent upon review and approval of such obligation or agreement by CalAmp's legal counsel. Please notify us and provide copies of any such obligations or agreements immediately upon receipt of this letter.

Please sign a copy of this letter to indicate your acceptance of this offer and return to my office as soon as possible by fax at (805) 482-5842 or email to fsturm@calamp.

We are confident you will find CalAmp a challenging environment that offers you the opportunity for professional and personal growth.

Sincerely,


/s/ Fred Sturm      12-9-04
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Fred Sturm
President and Chief Executive Officer
CALAMP CORP.





/s/ Steven L'Heureux                                        12-9-04
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Accepted by Steven A. L'Heureux					Dated







  1401 N. Rice Avenue, Oxnard, CA USA
  Tel: (805) 987-9000  Fax: (805) 419-8355  www.calamp.com